Access Worldwide Reports Second Quarter Financial Results

ARLINGTON, VA - AugustVa., Aug. 15, 2007 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a Business Process Outsourcing ("BPO") services company, today reported financial results for the three and six months ended June 30, 2007.

For the Three Months Ended June 30, 2007

Our revenues for the three months ended June 30, 2007 increased $2.4 million, or 38.1%, to $8.7 million, compared to $6.3 million for the three months ended June 30, 2006. Revenues for the U.S. Segment increased $1.1 million, or 20.8%, to $6.4 million for the three months ended June 30, 2007, compared to $5.3 million for the three months ended June 30, 2006. Revenues for the International Segment increased $1.3 million, or 130.0%, to $2.3 million for the three months ended June 30, 2007, compared to $1.0 million for the three months ended June 30, 2006. The increase was attributed to our primary client in the Philippines growing by 250% offset by one of our client's decision to bring its outsourced production hours in house at the beginning of the second quarter.

Our earnings before interest , taxes and depreciation for the three months ended June 30, 2007 increased $0.6 million or 150%, to $0.2 million, compared to $(0.4) for the three months ended June 30, 2006. The increase is primarily attributed to the increased revenues in both of our business segments.

We reported a net loss from continuing operations of $(2.8) million, or  $(0.13) loss per share of common stock, for the three months ended June 30, 2007, compared to a net loss from continuing operations of $(1.2) million, or $(0.07) loss per share of common stock, for the three months ended June 30, 2006. The net loss from continuing operations for the three months ended June 30, 2007 includes a non-cash interest expense charge of $2.5 million from the conversion of all of our Convertible Debts to common stock. Total weighted average common shares outstanding for the three months ended June 30, 2007 and June 30, 2006 were 22,129,092 and 17,350,507 respectively.

For the Six Months Ended June 30, 2007

Our revenues for the six months ended June 30, 2007 increased $5.6 million, or 47.5%, to $17.4 million, compared to $11.8 million for the six months ended June 30, 2006. Revenues for the U.S. Segment increased $2.9 million, or 29.0%, to $12.9 million for the six months ended June 30, 2007, compared to $10.0 million for the six months ended June 30, 2006. Revenues for the International Segment increased $2.7 million, or 150.0%, to $4.5 million for the six months ended June 30, 2007, compared to $1.8 million for the six months ended June 30, 2006.

Our earnings before interest , taxes and depreciation for the six months ended June 30, 2007 increased $1.5 million or 214%, to $0.8 million, compared to $(0.7) for the six months ended June 30, 2006. The increase is primarily attributed to the increased revenues in both of our business segments.

We reported net loss and loss per share of common stock from continuing operations of $ (2.9) million and $(0.14), respectively, for the six months ended June 30, 2007, compared to net loss and loss per share of common stock of $(2.2) million and $(0.13), respectively, for the six months ended June 30, 2006. The net loss from continuing operations for the six months ended June 30, 2007 includes a non-cash interest expense charge of $2.5 million from the conversion of all of our Convertible Debts to common stock. Total weighted average common shares outstanding for the six months ended June 30, 2007 and June 30, 2006 were 19,904,079 and 17,119,773, respectively.
Inc. (OTC Bulletin Board: AWWC), a Business Process Outsourcing ("BPO") services company, today reported financial results for the three and six months ended June 30, 2007.

About Access

Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC - News), is a leading business process outsourcing ("BPO") services company that offers customer management and other BPO services from its offices in the United States and the Philippines. Headquartered in Arlington, Virginia and with approximately 1,000 employees worldwide, Access supports clients in a variety of industries, including financial services, technology, telecommunications, consumer products, healthcare and Media. More information is available at www.accessww.comhttp://www.accessww.com .

Important Notice

This press release contains forward-looking statements. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from operations; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate our facilities in the Philippines; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

Contacts:
Access Worldwide Communications, Inc.
(703) 292-5210
Mark Wright
Investor Relations
mwright@accessww.com

- Tables Follow -

Access Worldwide Communications, Inc.
Condensed Consolidated Balance Sheets

ASSETS	June 30, 2007 (Unaudited)	December 31, 2006
Current Assets:
Cash and cash equivalents	$1,184,545	$2,836,980
Restricted cash	123,000	123,000
Accounts receivable,net of allowance for doubtful accounts of $15,147 and $99,130, respectively	7,543,090	6,956,218

Unbilled receivables	-	7,750
Other current assets, net	932,232	831,958
Total current assets	9,782,867	10,755,906
Property and equipment, net	4,410,559	3,374,575
Restricted cash	220,000	343,000
Other assets, net	259,323	386,127
Total assets	$14,672,749	$14,859,608

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Current portion of indebtedness	$577,140	$438,866
Current portion of indebtedness - related parties	1,500,000	1,750,000
Accounts payable	1,901,275	1,315,785
Accrued expense	437,234	654,140
Accrued salaries, wages and related benefits	816,818	586,107
Customer deposits	969,296	1,210,146
Deferred revenue	139,033	669,290
Total current liabilities	6,340,796	6,624,334
Long-term portion of indebtedness	330,224	259,256
Other long-term liabilities	463,022	530,992
Convertible Notes, net	-	4,625,490
Mandatorily redeemable preferred stock, $0.01 par value:	-	-
1,000,000 shares auth., 40,000 shares issued and out.	4,000,000	4,000,000
Total liabilities	11,134,042	16,040,072

Commitments and contingencies

Common stockholders' equity (deficit):
Common stock, $0.01 par value: voting 100,000,000 shares and 40,000,000 shares auth. Respectively; 31,029,146 and 17,340,065 shares issued and outstanding, respectively	310,291	173,401
Additional paid-in capital	78,830,159	71,362,793
Accumulated equity (deficit)	(75,601,743)	(72,716,658)
Total common stockholders' equity (deficit)	3,538,707	(1,180,464)
Total liabilities and common stockholders' equity (deficit)	$14,672,749	$14,859,608

Access Worldwide Communications, Inc.
Condensed Consolidated Statement of Operations
(UNAUDITED)

	For the Three Months Ending		For the Six Months Ending
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$8,685,033	$6,336,331	$17,432,721	$11,839,559
Cost and expenses:
Cost of services	6,816,736	5,146,866	13,340,474	9,455,807
Selling, general and administrative expenses	1,674,149	1,617,336	3,333,443	3,093,903
Depreciation Expense	380,115	267,841	667,599	541,314
Total costs and expenses	8,871,000	7,032,043	17,341,516	13,091,024
(Loss) income from operations	(185,967)	(695,712)	91,205	(1,251,465)
Interest expense, net	(2,593,155)	(513,356)	(2,857,044)	(974,196)
Loss from continuing operations	(2,779,122)	(1,209,068)	(2,765,839)	(2,225,661)
Discontinued operations:
loss from discontinued operations	(69,738)	(463,945)	(119,246)	(618,599)
Net loss	(2,848,860)	(1,673,013)	(2,885,085)	(2,844,260)
Basic and diluted loss per share of common stock:
Continuing operations	$(0.13)	$(0.07)	$(0.14)	$(0.13)
Discontinued operations	$(0.00)	$(0.03)	$(0.01)	$(0.04)
Net loss	$(0.13)	$(0.10)	$(0.15)	$(0.17)
Weighted average common shares outstanding	22,129,092	17,350,507	19,904,079	17,119,773

Access Worldwide Communications, Inc.
Consolidated Statement of Cash Flows
(UNAUDITED)

	For the Six Months Ended June 30,
	2007	2006
Cash flows from operating activites:
Net loss	$(2,885,085)	$(2,844,260)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	667,599	541,727
Amortization of deferred financing costs	117,186	56,849
Amortization of deferrred compensation	5,250	5,250
Accretion of discount on Convertible Notes	1,009,510	374,668
Interest expense converted to common shares	1,647,556	-
Common stock issued for Board fees	82,250	-
Allowance for doubtful accounts	(83,674)	78,518
Shares based compensation	49,210	60,304
Changes in assets and liabilities from discontinued oeprations	(92,705)	36,831
Changes in operating assets and liabilities:
Accounts receivable	(657,236)	(2,564,396)
Other assets	52,638	(321,608)
Accounts payable and accrued expenses	401,366	(319,722)
Accrued salaries, wages and related benefits	235,195	38,389
Accrued interest and related party expenses	-	1,152
Deferred revenue and customer deposits	(578,649)	38,538
Net cash used in operating activities	(29,589)	(4,817,760)
Cash flows from investing activities:
Additions to property and equipment, net	(1,461,396)	6,609
Additions to property and equipment from discontinued operations, net	4,995	(187,549)
Decrease (increase) in restricted cash	123,000	(368,000)
Net cash used in investing activities	(1,333,401)	(548,940)
Cash flows from financing activities:
Payments on capital leases	(44,413)	(166,761)
Proceeds from issuance of common stock	-	100,446
Proceeds from exercise of common stock options and warrants	18,490	114,867
Net borrowings under Credit Facility and Debt Agreement	-	631,691
Loan origination fees	-	(140,000)
Proceeds from issuance of Convertible Notes	-	1,500,000
Proceeds from equipment financing, net	(13,522)	53,284
Proceeds from note payable from related party's	(250,000)	2,000,000
Payments on capital leases from discontinued operations	-	(8,264)
Net cash (used in) provided by financing activities	(289,445)	4,085,263
Net decrease in cash and cash equivalents	(1,652,435)	(1,281,437)
Cash and cash equivalents, beginning of period	2,836,980	1,755,926
Cash and cash equivalents, end of period	$1,184,545	$474,489

Non-Cash Investments and financing activities:
Equipment acquisition through capital leases	$267,177	-
Issuance of warrants on note payable to related party	171,750	-
Conversion of Convertible Notes to common stock	$5,635,000	-